Exhibit 10.2

STERLING CONSTRUCTION COMPANY, INC.

[Form of] Restricted Stock Award Agreement

Award Date:
Award Recipient:
Shares of Common Stock:
Expiration Date:	[Third anniversary of the Award Date]

This Restricted Stock Award Agreement (this "Agreement") is made effective as of the Award Date set forth above, and is entered into between you, the above-named Award Recipient, and Sterling Construction Company, Inc. (the "Company") pursuant to the Company’s Stock Incentive Plan (the "Plan.") The Plan is hereby incorporated into this Agreement by this reference. By signing this Agreement, you acknowledge that you have received a copy of the Plan and a summary description of the Plan.

In consideration of the award to you of the number of Shares of Common Stock of the Company set forth above (the "Shares") you and the Company agree as follows:

1.	Award of the Shares. The Company hereby awards to you, and you hereby accept the award of the Shares subject to the terms and conditions set forth in this Agreement. Any additional shares of common stock of the Company that are issued to you on account of the Shares as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares, or the like) will be subject to this Agreement and are included in the definition of the word "Shares."

2.	The Restrictions. You may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Shares or any of your rights or interests under this Agreement or under the Plan except by your will, or according to the laws of descent and distribution (the "Restrictions.")

3.	Expiration of the Restrictions. The Restrictions will expire on the date of the earliest to occur of the following events:

•	The close of business on the Expiration Date set forth above.

•	A Change in Control of the Company (as that term is defined in the Plan.)

•	Your employment is terminated without Cause (as defined below.)

•	Your employment is terminated because you have become permanently disabled (as defined below.)

•	Your death.

4.	Forfeiture of the Shares. If any of the following events occurs, all of the Shares that are then subject to the Restrictions will be forfeited:

•	You resign your employment.

•	Your employment is terminated for Cause.

5.	Definitions. As used in this Agreement —

5.1	The words "permanently disabled" mean that because of a physical or mental impairment, you are unable to perform your duties and responsibilities as an employee for ninety or more days within a six-month period.

5.2	"Cause" means —

(a)	Willful or gross neglect of your duties; gross negligence in the performance of your duties; your refusal to perform your duties; or a significant violation of a Company policy.

(b)	Unsatisfactory performance of your duties that is not cured within thirty working days after written notice is given to you identifying the reason why your performance is unsatisfactory.

(c)	Any act of theft or other dishonesty by you, including, but not limited to any intentional misapplication of the Company's or of any of its subsidiaries' funds or other property.

(d)	Your conviction of any criminal activity (other than a traffic violation or a Class C misdemeanor) not described in Subsection (c), above, or your participation in an activity involving moral turpitude that is, or could reasonably be expected to be harmful to the business or reputation of the Company.

(e)	Your immoderate use of alcohol.

(f)	The use of non-prescribed narcotics that adversely and materially affects the performance of your duties.

6.	Your Rights as a Stockholder. Except for the Restrictions and the other limitations and conditions set forth in this Agreement, as owner of the Shares, you will have all of the rights of a stockholder of the Company, including the right to vote the Shares and to receive any dividends paid on the Shares.

7.	The Shares.

7.1	The Shares will be issued to you as a book entry by the Company's transfer agent, and you will be advised of their issuance. When the Restrictions expire, subject to the provisions of Section 8, below, you may either leave the Shares in your account at the transfer agent; you may have your broker transfer the Shares electronically to your brokerage account; or you may have the Shares delivered to you in the form of a stock certificate.

7.2	All of the Shares that are forfeited will be returned to the Company and canceled without the payment of any compensation to you.

8.	Securities and Other Laws. The Company may require as a pre-condition to the delivery of the Shares to you —

8.1	That they shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock may then be listed or quoted;

8.2	That either (a) a registration statement under the Securities Act of 1933 (the "Act") relating to the Shares is in effect; or (b) in the opinion of counsel to the Company, the issuance of the Shares is exempt from registration under the Act, in which event, you shall have made such undertakings and agreements with the Company as the Company may reasonably require; and

8.3	That such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the Shares shall have been taken by you, by the Company, or both. The Shares may be made subject to such restrictions as counsel for the Company considers necessary to comply with applicable laws.

9.	Taxes. You agree to pay to the Company or to make provision satisfactory to the Company for the payment of any taxes required by law to be paid by you, or that are required to be withheld from you relating to the Shares no later than the date of the event creating the tax liability. To the extent permitted by law, the Company may deduct any such tax obligation that is not paid when due from any payment of any kind due to you from the Company.

[Name of Recipient] Restricted Stock Agreement dated as of [Award Date]

10.	Adjustment in Provisions. Upon any change from time to time in the outstanding common stock of the Company by reason of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other such transaction affecting the Company’s common stock, the relevant parts of this Agreement shall be appropriately adjusted by the Company, if necessary, to reflect such change in a fair manner.

11.	Amendments. The Compensation Committee of the Board of Directors (the "Committee") may amend, modify or terminate this Agreement, including by substituting another award of the same or a different type. Your consent to such an action will be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect you.

12.	Decisions by the Committee. Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Agreement shall be resolved by the Committee in its sole and absolute discretion, and any such resolution, or any other determination by the Committee under, or pursuant to, this Agreement, and any interpretation by the Committee of the terms and conditions of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

In Witness Whereof, you and the Company have signed this Agreement to be effective as of the Award Date.

Sterling Construction Company, Inc.

By:
	Chief Executive Officer	[Name of Recipient]

[Name of Recipient] Restricted Stock Agreement dated as of [Award Date]